UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 18, 2011

Wonder Auto Technology, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-50883	88-0495105
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 16 Yulu Street
Taihe District, Jinzhou City, Liaoning Province
People’s Republic of China, 121013
(Address of Principal Executive Offices)

(86) 416-2661186
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 18, 2011, Wonder Auto Technology, Inc. (the “Company”) received a letter from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“Nasdaq”) stating that based on the review of public documents and information provided by the Company, Nasdaq’s staff (the “Staff”) determined that the continued listing of the Company’s securities on Nasdaq is no longer warranted.  Nasdaq cited the Company’s failure to timely file its periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2010 and its Forms 10-Q for the quarters ended March 31, 2011 and June 30, 2011, as required by Nasdaq Listing Rule 5250(c)(1), as justification for its determination.  Nasdaq also relied on Nasdaq Listing Rule 5101 in issuing its determination.  Specifically, Nasdaq staff has determined to exercise its discretionary authority under Listing Rule 5101 based on public interest concerns raised that the Company failed to disclose details of an acquisition and that a series of acquisitions were related-party transactions as well as that corporate funds may have been misappropriated in these related-party transactions.  Nasdaq also notes that the Company has not yet been able to substantiate the beneficial owners of the related-party entities with which it has conducted business, and concerns that documentation produced during an internal investigation suggested the possibility that former senior corporate officers may have manipulated and falsified the Company’s financial statements.  The Company’s Audit Committee is still conducting its investigation into certain alleged related-party transactions and other matters as well as whether the Company’s financial statements have been manipulated and falsified by former senior corporate officers (the “Investigation”); however, the Investigation is not complete at this time, and the Audit Committee has reached no conclusions regarding the Investigation.  The Company is working on preparing the delinquent reports and hopes to be able to file such reports soon after completion of the Investigation.

According to the delisting determination letter, the Company’s stock will be suspended from trading on Nasdaq and subject to delisting as of August 29, 2011 unless the Company requests a hearing before the Nasdaq Listing Qualifications Hearing Panel (the “Panel”) by 4:00 p.m. Eastern Time on August 25, 2011.  Currently, all trading in the Company’s common stock on Nasdaq or any other market has been halted.  The Company intends to appeal the staff determination regarding the delisting of the Company’s securities to the Panel and to request an extension of the trading halt until the Panel renders its decision regarding the Company’s appeal.  The Company has requested that the trading halt remain in effect because the Company believes that by the time a delisting hearing occurs, the progress of the Investigation will permit the Company to provide a substantial update to the market.

There is no assurance that the Panel will grant the Company’s request for continued listing or continue the trading halt pending such determination.  If the Company’s securities are delisted, they will become eligible for trading on the Pink Sheets thereafter.  Also, if Nasdaq does not grant the continuation of the trading halt, the Company’s securities will be eligible for trading on the Pink Sheets commencing 15 days following the filing of the Company’s appeal to the Panel.

Safe Harbor Statement

This current report on Form 8-K includes certain statements that are not descriptions of historical facts, but are forward-looking statements.  Such statements include, among others, the Company’s intent to appeal the Staff’s determination, the Company’s expectation about its ability to provide informational updates and the Company’s ability to file the delinquent reports soon after the completion of the Investigation.  Forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “hopes,” “intends,” “may,” “will,” or similar expressions. Such information is based upon assumptions and expectations of the Company's management that were reasonable when made but may prove to be incorrect. All of such assumptions and expectations are inherently subject to uncertainties and contingencies beyond the Company's control and based upon premises with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this report. Factors that could impact these forward looking statements include, among others, the progress of the Investigation, the findings of the Audit Committee, the Company’s ability to complete its filings following the completion of the Investigation, including securing adequate resources to complete such filings, the timing and scope of third-party review of the filings (such as legal and auditor review), the implementation of internal controls or other recommended measures that may be identified in the Investigation and need to be addressed in order to complete the filings, and other matters. For a description of the other risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the Company's most recent Quarterly Reports on 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and the Company's subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at http://www.sec.gov. All information provided in this current report and in the attachments is as of the date of this current report.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wonder Auto Technology, Inc.

Date: August 24, 2011

/s/ Qingdong Zeng
Chief Executive Officer

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